EXHIBIT 10.1

PATENT AND TECHNOLOGY LICENSE AND
PURCHASE OPTION AGREEMENT

This Patent and Technology License and Purchase Option Agreement is entered into on June 20, 2016 (“Signing Date”) by and between (i) Q BioMed Inc. (“Q Bio”) and (ii) Bio-Nucleonics Inc. (“BNI”): BNI and Q Bio are hereinafter also referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, BNI owns the BNI Assets (as defined herein);

WHEREAS, Q Bio wishes to exclusively license the BNI Assets, and BNI is willing to grant such license to Q Bio on the conditions set forth herein; and

WHEREAS, Q Bio wishes to acquire an option to purchase the BNI Assets, and BNI is willing to sell such an option to Q Bio on the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual obligations and covenants contained herein, the Parties have agreed as follows:

1.           Definitions.

The following capitalized terms when used in this Agreement shall have the respective meanings ascribed thereto below. Other capitalized terms are defined elsewhere in this Agreement.

1.1        “Affiliate(s)” shall mean, with respect to a Party, any one or more legal entities (i) owned or controlled by the Party, or (ii) owning or controlling the Party, or (iii) owned or controlled by the legal entity owning or controlling the Party, but any such legal entity shall only be considered an Affiliate of a Party for as long as such direct or indirect ownership or control exists. For the purposes of this definition a legal entity shall be deemed to own or control another legal entity if more than 50% (fifty percent) of the voting stock of the latter legal entity, ordinarily entitled to vote in the meetings of shareholders of that entity (or, if there is no such stock, more than 50% (fifty percent) of the ownership of or control in the latter legal entity), is held, directly or indirectly, by the owning or controlling legal entity, or if a legal entity has the ability to appoint a majority of the board of directors of another legal entity or to hire and/or replace another legal entity’s upper management.

1.2           “Agreement” shall mean this Patent and Technology License and Purchase Option Agreement, including all its exhibits and annexes.

1.3           “Authorization” means any consent, approval, order, license, permit and other similar authorization of or from (including any applications to), any Governmental Entity, together with any renewals, extensions, or modifications thereof and additions thereto.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 1

1.4           “BNI Assets” shall mean

(i)           BNI IP;

(ii)           BNI Patents, if any;

(iii)           BNI Products; and

(iv)           all licenses, market authorizations granted to BNI by a governmental agency (including -an abbreviated new drug application (ANDA) under the U.S. Federal Food, Drug, and Cosmetic Act or other governmental approvals (as may be subsequently amended and/or approved) relating to BNI IP, BNI Patents and BNI Products (a “Market Authorization License”).

1.5           “BNI IP” shall mean all IP (including the BNI Patents, if any, and know how) owned by BNI that is related to Strontium-Chloride 89 (“SR89”), including methods and licenses for procurement, transport, end-product manufacturing, distribution, sales and marketing and all improvements to “BNI IP” made after the Closing, including those related to any and all therapeutic, diagnostic, pain relief or other uses of “BNI IP” for any matter (including, but not limited to, prostate cancer, breast cancer, bone cancer, palliation or therapeutic use).

1.6      “BNI Patents” shall mean all BNI Patents and patent applications related to SR89 (including those listed on Exhibit 1.6) and any new patent application encompassing an invention comprising BNI IP; and any patent that issues therefrom together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates, and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, provisional filings, parent applications, renewals, substitutions, confirmations, registrations and revalidations of or to any of the foregoing, and any foreign counterparts of any of the foregoing.

1.7           “BNI Product” shall mean any Product related to BNI IP, made or commercialized by, for or on behalf of BNI or its Affiliates in any country or territory in the world (or any component or subsystem thereof).

1.8           “Business Day” means any day other than a Saturday, Sunday or statutory holiday in the city of New York, United States.

1.9           “First Sale” means the first commercial sale of a BNI Product to an arms-length third party, of an aggregate of more than $****.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 2

1.10           “Environmental Laws” means all federal, state or local laws (including any statute, rule, regulation, ordinance, code or rule of common law), and all judicial or administrative interpretations thereof, and all decrees, judgments, policies, written guidance or judicial or administrative orders relating to the environment, health, safety or Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9901 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, U.S.C. § 300f et seq., the Occupational Safety and Health Act, 42 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and their state counterparts or equivalents, all as amended, and any regulations or rules adopted or promulgated pursuant thereto.

1.11           “Governmental Entity” means any federal, state, provincial, local, foreign or supranational (a) government; (b) court of competent jurisdiction; (c) governmental official agency, arbitrator, authority or instrumentality; (d) department, commission, board or bureau; or (e) regulatory body, including the U.S. Food & Drug Administration (the “FDA”), and the United States Drug Enforcement Administration.

1.12           “Gross Profits” shall mean Q Bio’s gross revenue derived from the sales of a BNI Product less the direct cost of goods sold which shall only include the costs directly associated with (i) the acquisition of raw materials, (ii) direct manufacturing cost, (iii) logistics and delivery and (iv) contract sales and marketing organizations but which shall not exceed 50% of the net profits to Q Bio from the sales of BNI Products.

1.13           “Hazardous Substance” means any: contaminant or pollutant; toxic, radioactive or hazardous waste, chemical, substance, material or constituent; asbestos; polychlorinated byphenyls (PCBs); paint containing lead or mercury; fixtures containing mercury or urea formaldehyde; natural or liquefied gas; flammable, explosive, corrosive, radioactive, medical and infectious waste; and oil or other petroleum product, all as defined in Environmental Laws.

1.14      “Intellectual Property” or “IP” shall mean:

(i)           inventions and discoveries, whether patentable or not, all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues;

(ii)           Trade Secrets;

(iii)           to the extent not meeting the definition of Trade Secrets, other confidential information, know-how, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists;

(iv)           published and unpublished works of authorship, whether copyrightable or not, including, without limitation, databases or other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 3

(v)           all other generally recognized intellectual property or proprietary rights (including trademarks, service marks and similar rights in marks, names and logos).

1.15           “Knowledge” shall mean actual knowledge and any knowledge that would have been acquired upon reasonable inquiry and investigation; as applies to BNI Assets, such knowledge shall be limited to Dr. Stanley Satz and Ms. Rose Satz, except where otherwise stated.

1.16           “Legal Requirement” means any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity.

1.17           “Principal Market” means (i) any national exchange on which the Common Stock is traded, and if none then (ii) the NASDAQ, and if not then (iii) the OTCQB of the OTC Markets Group Inc., and if not then (iv) the Over-the-Counter Bulletin Board of the Financial Industry Regulatory Authority, Inc.

1.18           “Royalty Reporting Form” shall mean a written statement in the form as attached hereto as Exhibit 1.18 signed by a duly authorized officer on behalf of Q Bio.

1.19           “Technology” shall mean any technical information, clinical trial data, know-how, processes, procedures, methods, formulae, protocols, techniques documentation, works of authorship, data, designations, substances, components, inventions (whether or not patentable)ideas, trade secrets and other information or materials, in tangible or intangible form, as it relates to discoveries, inventions, and indications that are related to BNI Assets.

1.20           “Third Party” shall mean any entity, person or government entity other than a Party or an Affiliate of a Party.

1.21           “Trade Secret” shall mean information and know-how to the extent that such information or know-how (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets may include, but are not limited to confidential information, know-how, processes, schematics, business methods, formulae, customer lists, and supplier lists that meet the foregoing definition.

1.22           “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 4

1.23           “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.

2.           License and Option

2.1             License of BNI IP. Subject to the terms and conditions of this Agreement and in exchange for Q Bio’s payment of the Initial Cash Payment and Initial Stock Payment (each, as defined herein), BNI hereby grants to Q Bio and its present and future Affiliates, effective as of the Closing, a worldwide, exclusive, perpetual (subject to Section 2.4 of this Agreement) and transferable (subject to Section 12 of this Agreement) license (with the right to sublicense through one or multiple tiers solely as set forth in this Agreement) under the BNI Assets to research, develop, make, have made, use, have used, import, sell, have sold and otherwise commercialize and exploit any BNI Assets.

2.2            Transfers of BNI Assets. Without the prior written consent of Q Bio, BNI shall not sell, assign or otherwise transfer ownership or any rights in any of the BNI Assets to an Affiliate or a Third Party. In the event that Q Bio provides such consent and BNI sells, assigns or otherwise transfers ownership or rights in any of the BNI Assets to an Affiliate or a Third Party, such transfer shall only be valid if (i) BNI explicitly stipulates that the rights and licenses granted to Q Bio and its present and future Affiliates pursuant to this Agreement shall remain in force and (ii) such Affiliate or a Third Party assumes in writing addressed to Q Bio all of BNI’s obligations under this Agreement in connection with such transferred BNI Assets. Any transfer or assignment not so construed shall be null and void. An identical obligation shall be imposed by BNI on the acquirer, including the obligation to impose the same on every subsequent acquirer or assignee.

2.3       Option to Purchase BNI Assets. At the Closing, BNI grants Q Bio an option to purchase the BNI Assets (the “Option”) for the Total Cash Investment (as defined in Section 3.2(b)). Upon full payment of the Total Cash Investment, Q Bio may exercise the Option by providing written notice of its decision to exercise the Option to BNI. Promptly, but no more than 10 Trading Days after it has provided such notice to BNI, BNI shall deliver to Q Bio all documents reasonably required by Q Bio to assign and transfer the BNI Assets and, for any Technology that is not BNI IP and is instead licensed to BNI, BNI shall, assign such licenses to Q Bio where the foregoing is permitted under the terms of such license. This exclusive option will expire three (3) years after the date of Closing, at which point the BNI Assets would automatically revert back to BNI under the terms described in 2.4 below. In the event that BNI abandons BNI IP pursuant to Section 6.1 hereof, Q Bio may elect at its sole discretion to exercise its Option with respect to such BNI IP but only after Total Cash Investment has been transferred to BNI in full.  Such an exercise of the Option shall not prejudice the Option as it relates to any BNI Assets that are not Abandoned IP.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 5

2.4            Reversion of License/Ownership. Subject to the continuing royalty payments found in Section 3.4 of this Agreement, all rights, title and interest in the BNI Asset-shall automatically revert to BNI (and Q Bio shall take all steps and measures to give effect to the foregoing) in the event that: (i) Q Bio fails to exercise the option found in Section 2.3 hereof within 3 years of the Closing, as described in 2.3 above; or (ii) Q Bio materially breaches any payment obligation in Section 3.2 of this Agreement. Q Bio’s Total Cash Investment at the point of reversion, shall be repaid by way of the royalty found in section 3.4 or, at Q Bio’s discretion, converted into BNI common stock using a valuation based on the price of the common stock in terms of the last subscription of BNI common stock or, if no subscription has taken place in the prior 12 months, then using a valuation established by an independent third party that is acceptable to both BNI and Q Bio.

3.        Closing and Consideration Items

3.1        Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated herein (“Closing”) will take place on or before June 20, 2016 (the “Closing Date”). The Closing shall be held at the offices of Sanders Ortoli Vaughn-Flam Rosenstadt LLP at 501 Madison Avenue, New York, NY, USA, or another place as mutually agreed to by the Parties.

3.2       License Purchase Price. In exchange for the license granted in Section 2.1 hereof and the Option, Q Bio shall:

(a)         issue to BNI - 110,000 shares of its common stock (the “Stock Payment”) pursuant to the following schedule:

(i)	50,000 shares of Q Bio common stock upon Closing (the “Initial Stock Payment”);

(ii)
**** shares of Q Bio common stock upon successful amendment of ANDA 75-941Market Authorization License granted to BNI on January 6, 2003 by the FDA (a copy of which license is attached hereto as Exhibit 3.2(a)(ii) to allow Isotex or another properly licensed entity to manufacture Strontium Chloride Sr89 Injection, USP (the “Amended FDA Market Authorization License”), provided that if such  amendment occurs after the Amended Market Authorization Deadline such amount shall be reduced to **** shares (“Market Authorization Stock Payment”); and

(iii)
**** shares of Q Bio common stock upon the First Sale, provided that if the Amended FDA Market Authorization License is approved by the U.S. FDA after the Amended Market Authorization Deadline such amount shall be reduced to **** shares (“First Sale Payment”).

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 6

From the time each of the Initial Stock Payment, Market Authorization Stock Payment and First Sale Payment are issued, the shares of common stock underlying each issuance shall be held in escrow at SOVR Law and restricted from transfer pursuant to the terms of a lock-up agreement, the form of which shall be delivered within ten business (10) days of Closing (the “Lock-Up Agreement”).

(b)           subject to the terms ultimately agreed to between BNI and the holders of the liens found in Exhibit 7.3 hereto, pay $850,000 to be used in the final steps to acquire BNI Asset and commercialize a BNI Product in accordance with the use of proceeds found in Schedule 3.2(b) (“Total Cash Investment”). Of the Total Cash Investment Q Bio shall transfer:

(i)           $**** to BNI at Closing directly to BNI (the “Initial Cash Payment”) (ii) $**** to BNI no later than 30 days from Closing to third parties approved in writing by BNI that are preparing or supporting the preparation of the Amended FDA Market Authorization License and/or to undertaking studies or other actions necessary to complete such Amended FDA Market Authorization License; and

(iii)           the remaining $****  Total Cash Investment in accordance with a timeline to be mutually agreed upon between the Parties, but in no event longer than 12 months from the Closing; provided that prior to the approval of the Amended FDA Market Authorization License by the FDA such payments shall be made either directly to BNI or to third parties approved in writing by BNI, as agreed to by the Parties, for activities that include preparing the Amended FDA Market Authorization License, undertaking studies or other actions necessary to complete such Amended FDA Market Authorization License

3.3       Royalty.

(a) Subject to subsection (c) of this section 3.3, Q Bio agrees to pay to BNI a: (i) **** % royalty on Gross Profits until BNI has been paid a total of $**** , (ii) **** % royalty on Gross Profits until BNI has been paid a total of an additional $****  and (iii) after BNI has received a total of $****  from (i) and (ii) above, it shall receive a perpetual royalty of **** % on Gross Profits.

(b) Within thirty (30) calendar days following the end of each calendar quarter after the Closing, Q BIO shall submit to BNI (even in the event that no royalties are due) a royalty reporting form, duly completed by an authorized officer of Q Bio, together with any payments due under this Section.

(c)  First Sale, as defined herein, shall take place no later than ****  months after BNI has completed all regulatory and manufacturing tasks associated with the Product so that it can be commercialized.  Subject to the Parties having made a good faith and commercially reasonable effort, Q Bio shall pay the following minimal royalty guarantee in cash: (1) Year 1 following First Sale: $****; (2) Year 2 following First Sale: $****  and (3) Year 3 following First Sale: $****.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 7

3.4           Royalty in the event of Reversion.

(a) If a reversion occurs pursuant to Section 2.4(a), in exchange for all Stock Payments and all cash invested to the date of such reversion, BNI shall pay to Q Bio a royalty in all income derived from BNI Products or BNI Assets equal to (i) **** % until such time that the aggregate of royalties paid to Q Bio exceeds twice the aggregate of all Total Cash Investment paid by Q Bio and (ii) in the event that the aggregate of the Total Cash Investment paid to BNI, any royalties paid under Section 3.3 hereof and any other amounts advanced to or on behalf of BNI by Q Bio equals or exceeds $****  as of the date of reversion, **** % thereafter in perpetuity.

(b) Within thirty (30) calendar days following the end of each calendar quarter after the Closing, BNI shall submit to Q Bio (even in the event that no royalties are due) a royalty reporting form, duly completed by an authorized officer of BNI, together with any payments due under this Section.

3.5           Wiring Instructions. All payments by Q Bio directly to BNI under this Agreement shall be made by wire to the account designated by BNI in writing. All payments by Q Bio to third parties on behalf of BNI shall be made pursuant to the preferences of the respective third party.

3.6           Sale of Certain BNI Assets.

(i) If Q Bio sells BNI Assets or the rights to commercialize a BNI Product, in each case, that is not in existence on the date of the Closing, to an unrelated third party (a “Non-Royalty Based Economic Event”) within the first twelve ****  months following the Closing, Q Bio shall deliver to BNI within five (5) Business Days of the closing of such sale, **** percent (**** %) of the value received by Q Bio attributable to the BNI Assets.

(ii) If Q Bio engages in a Non-Royalty Based Economic Event between ****  and ****  months after the Closing, Q Bio shall deliver to BNI within five (5) Business Days of closing of such sale, **** % of the value received by Q Bio attributable to the BNI Assets.

(iii) If Q Bio engages in a Non-Royalty Based Economic Event after the ****  month anniversary of the Closing, Q Bio shall deliver to BNI within five (5) Business Days of closing of such sale, **** % of the value received by Q Bio attributable to the BNI Assets. For point of clarification a “sale” does not include a royalty and or license arrangement with a third party.

(iv) If Q Bio sells BNI Assets or the rights to commercialize a BNI Product, in each case, that is not in existence on the date of the Closing to a third party introduced to Q Bio by BNI at any time during the Term, Q Bio shall deliver to BNI, within five (5) Business Days of the closing of such sale, an additional **** % of the value received by Q Bio attributable to the BNI Assets.

(v) If Q Bio sublicenses the rights under this Agreement to a Third Party, Q Bio shall remain the responsible party with regard to honoring all obligations to BNI under this Agreement.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 8

3.7           Late Payments. Any cash amounts not paid when due under this Agreement shall automatically accrue interest from the date when due until actually paid at a rate equal to the sum of **** percent (%) plus the prime rate of interest quoted in the Wall Street Journal (West Coast edition) per annum calculated daily on the basis of a 365-day year, or if such edition is unavailable, a similar reputable data source; provided, however, that in no event shall such rate exceed the maximum annual interest rate permitted under applicable law. For clarity, accrual of interest on late payments will be in addition to any other remedy available in regards to the party in breach of its payment obligation.

3.8           Taxes. In the event that the governmental authorities of any country imposes any withholding taxes on payments made hereunder and requires the payor to withhold such tax from such payments, the payor may reduce the payment due by the amount of such tax. In such event, the payor shall promptly provide the payee with tax receipts issued by the relevant tax authorities and with reasonable assistance in obtaining any credits for, and reductions to or exemptions from, such amounts.

3.9            Records. Each Party shall (and shall ensure that its Affiliates and their respective licensees and sub-licensees, as applicable) maintain complete, true and accurate books of accounts and records reasonably sufficient for the purpose of determining the payments to be made to the other Party under this Agreement for at least three (3) years following the end of the calendar quarter to which they pertain. Each Party shall provide the other Party or its respective agents access to such documents upon at least ten (10) Business Days’ prior written notice during normal business hours and in such a manner as not to interfere unduly with normal business activities and provided further that any such agent first executes a confidentiality agreement in favor of the Party providing the documents which includes obligations, restrictions and other requirements comparable to those of this Agreement.

4.           Representation, Warranties and Covenants

4.1           BNI. Unless stated to the contrary, BNI and any Affiliates, each hereby represents and warrants or covenants (as the case may be) as follows:

(i)           Ownership of BNI Assets.  BNI (A) is the owner of all of the BNI Assets and it has good and valid title to the BNI IP; (B) owns the BNI Assets free and clear of any liens, security interests, licenses, charges, encumbrances, equities, claims or similar restrictions; and (C) is not a party to and is not bound by any agreement or understanding (whether written, oral, express or implied) relating to any of the BNI Assets, and there is no agreement, understanding, order or decree to which any of the BNI Assets is subject.

(ii)           Compliance with all necessary legal requirements.

(a)           Since January 1, 2012, it has been in compliance in all material respects with all legal requirements relating to the BNI Assets. Since January 1, 2012, it has not received any notice, claim, request for information, complaint or administrative or judicial order from any governmental entity or any written notice, claim, request for information or complaint from any other person alleging any failure to comply with or any liability under any legal requirement relating to BNI Assets, and to the knowledge of BNI, none is pending or threatened, or have been received by BNI prior to January 1, 2012, except for any such notice relating to an immaterial failure to comply that has since been cured.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 9

(b)           There has not been any action, operating practice or failure to act by BNI that would reasonably be expected to give rise to a liability on the part of Q Bio as a result of:

(1) the generation, handling, storage, use, presence, transportation, treatment or disposal or arranging for transportation or disposal of any Hazardous Substance in connection with its intended use;

(2) any emission, discharge or release of any hazardous substance into or upon the air, surface water, ground water, drinking water, sediments or land in connection with its intended use;

(3) any disposal, handling, manufacturing, processing, distribution, use, treatment or transport of any Hazardous Substances in connection with the intended use;

(4) the presence of any Hazardous Substances (including asbestos, urea formaldehyde foam installation or similar substances contained in building materials) in the operation of the intended use; or

(5) sending or disposing of, otherwise taking or transporting, arranging for the taking or disposal of or release of a Hazardous Substance to or at a site that is contaminated by any Hazardous Substance or that, pursuant to any Environmental Law: (A) has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar state or federal list; or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action under any Environmental Law or to pay for the costs of any such action at the site.

(6) BNI holds all Authorizations issued by or on behalf of any Governmental Entity that are required to develop the BNI Assets or pursuant to any Environmental Laws for the conduct by BNI and its Affiliates of the intended use and the possible ownership of BNI Assets (“Environmental Permits”), except where the failure to hold such Environmental Permits would not have a material adverse effect on the value of BNI Assets taken as a whole. Any such Environmental Permits held by BNI are currently in full force and effect. BNI and its Affiliates are and for the past five years have been in compliance in all material respects with all terms and conditions of such Environmental Permits, and with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws.

(c)           BNI has not, either expressly or by operation of law, assumed or undertaken, or agreed to indemnify, any liability or corrective, investigatory or remedial obligation of any other Person, relating to any Environmental Laws.

(d)           BNI has made available to Q Bio copies of all environmental reports, audits, permits, licenses, registrations and other environmental, health or safety documents relating to the BNI Assets that are in BNI’s possession or control.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 10

(iii)           Regulatory Matters.

(a)           Except as set out in Schedule 4.1(iii)(a), BNI Product are being or have been developed, manufactured, tested, packaged, distributed, and sold in substantial compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”) and the regulations of the Food and Drug Administration (“FDA”) promulgated thereunder and similar applicable foreign Legal Requirements, including those relating to investigational use, good manufacturing practices, good clinical practices, good laboratory practices, registration and listing, record keeping, adverse event reporting, and submission of other required reports. The required licenses and authorizations are current and in full force and effect and include all necessary and relevant regulatory filings and governmental registrations made by or issued to BNI or any of its Affiliates that relate specifically to BNI Products. BNI has made available to Q Bio true and complete copies of all governmental correspondence (including copies of official notices, citations or decisions) in the files of BNI or its Affiliates relating to the Specified Authorizations.

(b)           Except as set out in Schedule 4.1(iii)(b), BNI or its Affiliates have obtained all necessary licenses, permits and registrations required by FDA, any other applicable Governmental Entity, and any applicable foreign regulatory authority to permit the operation of the intended use by BNI and the Affiliates as presently conducted and all such licenses, permits and registrations are included in the Specified Authorizations. Neither BNI nor any of its Affiliates have received any communication from any Governmental Entity threatening to withdraw or suspend any such license, permit, or registration. BNI or its Affiliates have filed with the applicable regulatory authorities all required filings, declarations, listings, registrations, reports or submissions, including adverse event reports. All relevant filings, declarations, listings, registrations, reports or submissions were in compliance with all applicable Legal Requirements when filed, and no deficiencies have been asserted by any applicable regulatory authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(c)           Neither BNI nor any of its Affiliates nor, to the Knowledge of BNI, any of the officers, key employees, agents or clinical investigators acting for BNI or any of its Affiliates has received any communication from FDA or any other Governmental Entity, including without limitation any warning letter or untitled letter that alleges or suggests that the intended use is not in compliance with any applicable requirements under the FDCA, the PHSA, FDA regulations promulgated thereunder, or similar applicable foreign Legal Requirements.

(d)           Neither BNI nor any of its Affiliates nor, to the Knowledge of BNI, any of the officers, key employees, agents or clinical investigators acting for BNI or its Affiliates, has committed any act, made any statement or failed to make any statement or commit any act that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither BNI or its Affiliates, nor to the Knowledge of BNI, any officer, employee or agent of BNI or its Affiliates has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Legal Requirement; or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Legal Requirement.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 11

(e)           To the Knowledge of BNI, there are no investigations, suits, claims, actions or proceedings against or affecting BNI or any Affiliate relating to BNI  Assets, including those relating to or arising under applicable Legal Requirements relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information.

(f)           BNI and the Affiliates are in compliance in all material respects with all healthcare Legal Requirements to the extent applicable to the operation of the intended use and the sale of BNI Products, as currently conducted, including any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes. Neither BNI nor any Affiliate is subject to any enforcement, regulatory or administrative proceedings against or affecting BNI relating to or arising under the FDCA or similar Legal Requirement, and to the Knowledge of BNI no such enforcement, regulatory or administrative proceeding has been threatened.

(iv)           No Infringement.  BNI represents and warrants, that to its Knowledge: (A) none of the BNI Assets infringes or conflicts with any proprietary right or other right of any person, and neither the use of any of the BNI Assets; (B) the manufacture, use or sale of any of Technology will not infringe or conflict with any proprietary right or other right of any person; (C) there is no claim pending or threatened against BNI or any other person alleging that any of the BNI Assets, or the use of any of the BNI Assets or the manufacture, use or sale of any of Technology, infringes or conflicts with, or will infringe or conflict with, any proprietary right or other right of any person, and there is no basis for the assertion of any such claim; (D). there is no existing or potential infringement of any of the BNI Assets; or (E) no application for a potentially interfering patent has been filed, and no potentially interfering patent has been issued.

(v)           Trade Secrets.  BNI represents and warrants that, to its Knowledge: (A) no part of the Trade Secrets is part of the public knowledge or literature; and (B) BNI has taken all measures and precautions necessary to protect the secrecy, confidentiality and value of the Trade Secrets.

(vi)           Non-Contravention.  BNI represents and warrants that (A) neither the execution and delivery of this Agreement nor the performance of this Agreement will result (with or without notice or lapse of time) in (i) a violation of any judgment, order or decree to which BNI is subject; (ii) a breach or violation of any agreement or understanding (whether oral, written, express or implied) to which BNI is a party or by which BNI is bound; or (iii) the termination of, or the imposition of any lien, security interest, license, charge, encumbrance, equity, claim, restriction, tax or assessment on or with respect to, any of the BNI Assets; and (B) no consents of, or notice to, any third party is required for BNI to execute and deliver this Agreement.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 12

(vii)           No Bankruptcy Proceedings.  BNI represents and warrants that it has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing to any one or more of its lenders or trade creditors its inability to pay its debts as they come due, (vi) made an offer of settlement, extension or composition to its creditors generally nor (vii) does it have any current intention to undertake such actions or Knowledge that such actions are being taken against it.

(viii)           IP protection.  Between the Closing and the actual transfer of the files related to the BNI Assets, BNI shall use commercially reasonable efforts to preserve its ownership of the BNI IP and shall not, directly or indirectly, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of or grant a lien on any BNI IP, or amend or modify any existing agreements with respect to any BNI IP. Upon payment of Total Cash Investment and subsequent exercise by Q Bio of the Option, BNI shall take all actions reasonably requested of it to transfer the BNI Assets .

(ix)           Securities Regulation Matters.  BNI understands that the shares of common stock that it is to receive under this Agreement have not been registered under the US Securities Act of 1933 (the “US Securities Act”), as amended, and may not be resold unless an exemption from resale is available thereunder.  Any shares issued hereunder will bear a restrictive legend (i) to that effect (which legend will not be removed until Q Bio has received an opinion from legal counsel that it reasonably approves that such shares may be resold without violating the US Securities Act) and (ii) and setting out that such shares are subject to the Lock-Up Agreement.  BNI understands that it may now, or in the future, be deemed to be an “affiliate” of Q Bio (as such term is defined under the US Securities Act) and the consequences of being deemed an affiliate of Q Bio.

(x)           Validity; Enforcement

. BNI represents and warrants that this Agreement has been duly and validly authorized, executed and delivered on behalf of BNI and constitutes the legal, valid and binding obligations of BNI enforceable against BNI in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(xi)           Good Standing. BNI represents and warrants that it is an entity duly organized, validly existing and in good standing under the state of Florida with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 13

(xii)           Cooperation. BNI agrees to use commercially reasonable efforts to provide Q Bio with access to all resources available to it, including any personnel related to the Technology and the BNI Assets and its development. BNI will use commercially reasonable efforts to procure the assistance of Dr. Stanley Satz, of BNI, and Ms. Rose Satz, CEO of BNI, to provide assistance as Q Bio may reasonably request in terms of the development of the assets contemplated herein and to raise the capital required via corporate presentations to investor and scientific meetings. Except where otherwise set out in this Agreement, BNI shall use commercially reasonable efforts to assist and cooperate with Q Bio in doing all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby, including but not limited to label expansion phase IV comparative study(s). Q Bio agrees to cover any expenses exceeding the G&A payments made to BNI

(xiii)           Use of Total Cash Investment.  BNI shall ensure that all funds provided in the Total Cash Investment are used for commercial development of BNI in accordance with Schedule 3.2(b) or as otherwise mutually agreed to by Q Bio and BNI.

(xiv)           Approval of Amended FDA Market Authorization License.  BNI shall use its best efforts to have the Amended FDA Market Authorization License (as defined herein) approved by the U.S. FD&A as soon as practicable. In all events such Amended FDA Market Authorization License approved by the U.S. FDA shall be approved prior to [date] (the “Amended Market Authorization Deadline”).

    4.2           Q Bio hereby represents and warrants, or covenants (as the case may be) as follows:

(i)           Non-Contravention.  Neither the execution and delivery of this Agreement nor the performance of this Agreement will result (with or without notice or lapse of time) in (i) a violation of any judgment, order or decree to which Q Bio is subject or (ii) a breach or violation of any agreement or understanding (whether oral, written, express or implied) to which Q Bio is a party.

(ii)           Validity; Enforcement

. This Agreement has been duly and validly authorized, executed and delivered on behalf of Q Bio and constitutes the legal, valid and binding obligations of BNI enforceable against Q Bio in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

 (iii)           Good Standing. Q Bio is an entity duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 14

(iv)           Issuance of Securities

. The issuance of the Common Stock of Q Bio under this Agreement has been duly authorized and upon issuance of such Common Stock in accordance with the terms of the this Agreement, such Common Stock shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, and is in compliance with all applicable United States securities laws and regulations.

(v)           Equity Capitalization

.  As of the date hereof, the authorized capital stock of Q Bio consists of (i) 250,000,000 shares of Common Stock, of which, 8,749,835 are issued and (ii) 100,000,000 shares of blank check preferred stock, of which, none are issued and outstanding.

(vi)           Cooperation. Except where otherwise set out in this Agreement, Q Bio shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with BNI in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby.

(vii)           Bankruptcy. Q Bio represents and warrants that it has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing to one or more of its lenders or trade creditors its inability to pay its debts as they come due, (vi) made an offer of settlement, extension or composition to its creditors generally nor (vii) does it have any current intention to undertake such actions or Knowledge that such actions are being taken against it.

 (viii)        Arm’s Length Transaction. The terms and provisions of this Agreement were negotiated at arm’s length and are fair, reasonable and consistent with existing market conditions. The transactions contemplated by this Agreement are not being entered into by Q Bio with the intention of hindering, delaying or defrauding any of Q Bio’s current or future creditors.

(ix)           Management. Q Bio shall use commercially reasonable efforts to have each of Dr. Stanley Satz and/or Ms. Rose Satz appointed to its Advisory Board on the date of Closing or as soon as possible thereafter. Upon the exercise of the Option, each of Dr. and Ms. Satz shall be eligible to receive stock options to acquire shares of Q Bio common stock on terms consistent with other Advisory Board members at the discretion of the Q Bio compensation committee.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 15

5.           Non-Competition.

Unless there is reversion of rights, title and interest in BNI Assets and, if applicable, other Technology pursuant to Section 2.4 of this Agreement, BNI shall not directly or indirectly develop, manufacture, distribute, sell or market any BNI products that would compete with the BNI Assets licensed hereunder.

6.            Intellectual Property Management

6.1           Reimbursement and Control.  Upon exercise of the Option, Q Bio will have the first right to prepare, file, prosecute, or otherwise handle the rights to the BNI Assets with prior advice and comment from BNI. Q Bio shall pay all costs and expenses associated with the filing, prosecution and maintenance of the BNI Patents.  Prior to any transfer of the BNI Assets to Q Bio, BNI shall pay for any costs and expenses associated with the BNI Patent incurred by Q Bio. In the event that the BNI decides to abandon certain BNI IP or any Market Authorization License (“Abandoned IP”), BNI shall so inform Q Bio no less than sixty (60) days prior to knowingly taking the action or knowingly failing to act, which would cause such abandonment of rights. Should Q Bio choose to continue the prosecution or maintenance of all or a part of said Abandoned IP, Q Bio may choose to pay the cost of such activity and if so, BNI shall take all commercially reasonable steps to convey such Abandoned IP to Q Bio in the specific jurisdiction where Q Bio has secured or maintained the proprietary nature of such Abandoned IP.

6.2           Enforcement. If either Party becomes aware of a third party infringement of any unexpired claim within the BNI Assets, that Party will promptly notify the other Party with written notice. Q Bio shall have the first right, but not the obligation, to prosecute in its own name and at its own expense any infringement of the BNI Assets. If Q Bio elects to commence an infringement action, Q Bio shall bear all expenses related to such action and, BNI at its option, may join as a party to such action. Regardless of whether BNI joins as a party, Q Bio shall control such action, and BNI shall, within reason, cooperate fully with Q Bio in connection with any such action provided any reasonable out-of-pocket expense incurred by BNI in providing such cooperation will be paid by Q Bio. Recoveries or reimbursements from infringement actions commenced by Q Bio shall be distributed as follow: (i) the Parties shall be reimbursed litigation expenses, including but not limited to reasonable attorneys' fees; (ii) as to ordinary damages, Q Bio shall receive an amount equal to its lost profits or a reasonable royalty on the sales of the infringer's product (whichever measure of damages the court shall have applied) and shall be included towards calculations for royalty determination for payment to Q Bio; and (iii) any remaining recoveries or reimbursements shall be paid fifty (50%) to Q Bio and fifty percent (50%) to BNI. If Q Bio decides not to prosecute infringement of any BNI Assets, BNI reserves the right, without obligation, to prosecute such infringement, in which roles and returns stated above in this paragraph shall be reversed.

6.3           Patent Term Extension. Where a patent related to a Product is involved, BNI shall consult with Q Bio in selecting the patent covering each Product for patent term extension for or supplementary protection certificate under in accordance with the applicable laws of any country. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 16

6.4           Patent Marking. Where a patent related to a Product is involved, to the extent commercially feasible, BNI will mark all products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that cover such Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.5           Defense. Where a patent related to a Product is involved, Q Bio will have the first right, but not the obligation, to take any measures deemed appropriate by Q Bio, regarding (a) challenges to the BNI Patents (including interferences in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the BNI Patent (including declaratory judgment actions) and/or other BNI Assets. BNI shall reasonably cooperate in any such measures if requested to do so by Q Bio, provided any reasonable out-of-pocket expense incurred by BNI in providing such cooperation will be paid by Q Bio.
d
6.6           Third Party Litigation. Where a patent related to a Product is involved, and a third party institutes a suit against BNI for patent infringement involving BNI Assets, BNI will promptly inform Q Bio and keep Q Bio regularly informed of the proceedings.

7.         Conditions to Closing

7.1           Closing Conditions. The obligation of Q Bio to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Q Bio:

(i)                Representations and Warranties. Each of the representations and warranties of BNI set forth in this Agreement shall be true and correct in all material respects of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties of BNI set forth in this Agreement that is qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and each of the other representations and warranties of BNI set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, subject to the continued application of such other qualifications in terms of such representations and warranties.

(ii)           Agreements and Covenants. BNI shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing.

(iii)           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, nor shall any proceeding brought by any person seeking any of the foregoing be pending, and there shall not be any action taken, or any law or order enacted, entered, enforced or deemed applicable to transactions contemplated hereby, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 17

(iv)           Officer’s Certificate. Within 10 business days of the Closing, BNI shall deliver to Q Bio a certificate of BNI executed by an executive officer of BNI, dated as of the Closing, the form of which is attached hereto as Exhibit 7.1(iv), (i) certifying that, to its Knowledge after having made reasonable inquiries of its directors and officers and key personnel, the conditions set forth in Sections 7.1(i), 7.1(ii), and 7.1(iii) have been satisfied, (ii) certifying a copy of the board of directors’ resolution of BNI approving this Agreement and the transactions herein, (iii) providing a copy of BNI’s Articles of Incorporation (as amended) time-stamped by the Department of State of Florida.

(v)           Cooperation Agreements. BNI shall provide Q Bio with the agreements from each of Dr. Stanley Satz and/or Ms. Rose Satz, the form of which are attached hereto as Exhibit 7.1(v) shall stating that for so long as such person is an officer, director, employee or consultant of BNI or its Affiliate that such person agrees to provide such assistance and cooperation, in its capacity as officer, director, employee or consultant of BNI or its Affiliate, as contemplated under this Agreement as well as assist wherever possible to raise the capital required via corporate presentations to investor and scientific meetings, provided any reasonable out-of-pocket expense incurred by BNI in providing such cooperation will be paid by Q Bio.

(vi)           Historic Sales Figures and Financial Statements. BNI shall provide Q Bio with: (A) historic sales figures related to BNI Products;

(vii)           Within 10 business days of Closing, Q Bio shall deliver to each of Dr. Stanley Satz and  Ms. Rose Satz the form of Lock-Up Agreement incorporating the “leak-out” provisions found in the Term Sheet dated March 23, 2016 and each of Dr. and Ms. Satz shall make a good faith effort to enter into each of such Agreement within 10 business days following receipt thereof.

7.2        Conditions to Closing by BNI. The obligation of BNI to effect the Closing shall be subject to the reasonable satisfaction at or prior to the Closing of the following conditions, unless waived in writing by BNI:

(i)            Representations and Warranties. Each of the representations and warranties of Q Bio set forth in this Agreement shall be true and correct in all material respects of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties of Q Bio set forth in this Agreement that is qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and each of the other representations and warranties of Q Bio set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, subject to the continued application of such other qualifications in terms of such representations and warranties.

 (ii)           Agreements and Covenants. Q Bio shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it on or prior to the Closing Date under this Agreement on or prior to the Closing Date.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 18

(iii)           Officer’s Certificate. Q Bio shall have delivered to BNI a certificate of Q Bio executed by an officer of Q Bio, dated as of the Closing Date, the form of which is attached hereto as Exhibit 7.2(iii), (i) certifying that, to its Knowledge after having made reasonable inquiries of its directors and officers and key personnel, the conditions set forth in Sections 7.2(i) and 7.2(ii) have been satisfied, (ii) certifying a copy of the board of directors’ resolution of Q Bio approving this Agreement and the transactions herein, (iii) providing a copy of Q Bio’s Articles of Incorporation (as amended) time-stamped by the Department of State of Florida and (iv) providing a copy of Q Bio’s bylaws (as amended, if applicable).

(iv)           Delivery of Consideration. Q Bio shall have made, or shall make simultaneous with Closing, the Initial Cash Payment and the Initial Stock Payment to BNI.

7.3        Additional Conditions to Closing by BNI. Closing shall be conditioned on satisfaction by BNI of all pre-existing obligations including those listed in Exhibit 7.3.  Said satisfaction shall take place prior to or at Closing. Subject to the last sentence of this Section 7.3, if the aggregate settlement figure differs materially from the $****  found in the “Settlement” column of Exhibit 7.3, the Parties agree to work in good faith to adjust the consideration paid under this Agreement accordingly. Qbio has the unilateral right to terminate this Agreement and all obligations hereunder, if: (i) the “Settlement” Figure materially exceeds $****, or (ii) the terms of any settlement are unacceptable to Qbio, and BNI hereby waives any claim for damages in any form whatsoever as a result of such termination.

8.        Indemnification

8.1           Without in any way limiting any of the rights or remedies otherwise available to any of Q Bio, its Affiliates and their respective directors, officers, agents and employees (the “Q Bio Indemnitees”), BNI shall indemnify and hold harmless each Q Bio Indemnitee against and from any damages finally awarded against such Q Bio Indemnitee and any cost award made against such Q Bio Indemnity in regards to any legal proceeding relating to allegations that Q Bio’s use and/or commercialization of the BNI Assets as permitted under this Agreement constitutes willful infringement any third party rights in the United States, provided the foregoing will not apply where the freedom to operate opinion failed to disclose a third party patent that has been infringed or did in fact disclose such patent but the parties nevertheless agreed to move forward irrespective of same.

8.2           Without in any way limiting any of the rights or remedies otherwise available to any of BNI, its Affiliates and their respective directors, officers, agents and employees (the “BNI Indemnitees”), Q Bio shall indemnify and hold harmless each BNI Indemnitee against and from any damages finally awarded against such BNI Indemnitee and any cost award made against such BNI Indemnitee in regards to any unauthorized use or commercialization of the BNI Assets, any modification to and/or improvement of the BNI Assets by Bio Q, or any breach of Bio Q’s confidentiality obligations under this Agreement.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 19

8.3      Procedures. The Party requesting indemnification (“Indemnitee”) shall give prompt written notice to the Party required to provide indemnification (“Indemnifying Party”) of any Third Party Claim, with respect to which indemnification may be required under this Section 11, provided, however, that failure to give notice shall not impair the obligation of the Indemnifying Party to provide indemnification hereunder except if and to the extent that failure materially impairs the ability of the Indemnifying Party successfully to defend the Third Party Claim. The Indemnifying Party shall be entitled to assume the defense and control of any Third Party Claim at its own cost and expense, but the Indemnitees shall have the right to be represented by its own counsel at its own cost in such matters. The Indemnitees shall provide all reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense of any Third Party Claim hereunder. Neither Party shall settle or dispose of any Third Party Claim in any manner which would adversely impact the rights or interests of the other Party under this Agreement without the other Party’s prior written consent, without limiting the application of the royalty-stacking provisions of Section 3.4.

9.           Term and Termination

9.1      Term. This Agreement shall be effective as of the Closing Date, and shall remain in force until the fifth anniversary from the Closing Date (the “Term”).

9.2      Termination by BNI. BNI shall have no right to terminate this Agreement under any circumstances, except in the event that Q Bio fails to exercise its option within three (3) years of the Closing of this Agreement or Q Bio fails to satisfy its payment, funding, share issuance and/or confidentiality obligations under this Agreement, Q Bio has received written notice of such failure to pay and Q Bio has not cured such failure to pay or contested the duty to pay within thirty (30) days of Q Bio’s receipt of such written notice (in which case BNI may terminate this Agreement upon written notice to Q Bio).

9.3      Termination by Q Bio.  Q Bio shall have no right to terminate this Agreement under any circumstances, except in the event that Q Bio elects not to exercise the Option within three (3) years of the Closing date of this Agreement and BNI breaches any material term of this Agreement that is not cured within thirty (30) days of such breach.

9.4           No Release from Payment or Obligation. Termination shall not release either Party from any payment or other obligation that has accrued as of the effective date of the termination. Without limiting the generality of the foregoing, each Party shall pay the other, within thirty (30) days after such termination, amounts equal to all reimbursable expenses, patent royalties, milestone payments and other payments of whatever nature which are then owed to such Party hereunder.

9.5      Survival. Sections 2.4 and 8 through 15 of this Agreement shall survive the termination or the expiration of this Agreement for any reason and in all circumstances. Without limitation to the foregoing, all licenses and sublicenses granted under this Agreement will forthwith terminate upon termination of this Agreement.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 20

10.        Confidentiality.

10.1    Definition. “Confidential Information” shall mean all non-public written, visual, oral and electronic data and information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) under this Agreement that relates to the Discloser’s business, technology, products, processes, techniques, research, development and marketing and is marked as confidential or proprietary or disclosed under circumstances reasonably indicating that it is confidential or proprietary. All Confidential Information (including without limitation all copies, extracts and portions thereof) shall remain the property of Discloser. Except as expressly agreed otherwise by the Parties, Recipient does not acquire any intellectual property rights under any disclosure hereunder except the limited right to use such Confidential Information in accordance with this Agreement.

10.2    Restrictions. Recipient shall hold all Confidential Information of Discloser in strict confidence and shall not disclose any such Confidential Information to any Third Party except as expressly provided in this Section. Recipient may disclose the Confidential Information of Discloser only to regulatory authorities and employees, agents, contractors, Affiliates and actual and potential licensees and sublicensees (solely to the extent, in the case of any such licensee or sublicensee, such Confidential Information to be disclosed is licenseable or sublicenseable to such licensee or sublicensee), in all such cases who have a reason to know such information for purposes of Recipient’s performance of its obligations or exercise of its rights under this Agreement and (except with respect to regulatory authorities) who are bound in writing by restrictions regarding disclosure and use at least as protective of Discloser as the terms and conditions in this Agreement. Recipient shall not use any Confidential Information of Discloser for the benefit of itself or any third party or for any purpose other than to perform its obligations and exercise its rights under this Agreement. Recipient shall take at least the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication, or dissemination of the Confidential Information of Discloser.

10.3    Scope. The foregoing restrictions on disclosure and use shall not apply with respect to any Confidential Information of Discloser to the extent such Confidential Information: (a) was or becomes publicly known through no wrongful act or omission of the Recipient or its Affiliates and their respective employees, agents and representatives; (b) was rightfully known by Recipient before receipt from Discloser; (c) becomes rightfully known to Recipient from a source other than Discloser without breach of a duty of confidentiality to Discloser or its Affiliates or any Third Party having indirectly received or obtained such information from Recipient or its Affiliates; or (d) is independently developed by Recipient without the use of or access to the Confidential Information of Discloser. In addition, Recipient may use or disclose Confidential Information of Discloser to the extent (i) approved by Discloser in writing or (ii) Recipient is legally compelled to disclose such Confidential Information, provided, however, that prior to any such compelled disclosure, if possible, Recipient shall give Discloser reasonable advance notice of any such disclosure and shall cooperate with Discloser, at Discloser’s cost, in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of such Confidential Information.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 21

            10.4    Terms of this Agreement. The Parties acknowledge the confidential nature of this Agreement and, except to the extent provided in this Agreement, neither Party shall disclose the existence or the contents of this Agreement without obtaining the prior approval of the other Party in writing, save as required by applicable law (including as required by the United States Securities and Exchange Commission) or by either Party in connection with the enforcement of its rights hereunder or on a confidential basis to actual and potential investors or acquirors and legal counsel who are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement. Any breach by either Party of any of its confidentiality obligations under this Section 10.4 shall not affect any right or remedy to which the non-breaching Party would be entitled at law absent this Agreement. BNI acknowledges that Q Bio will publicly file a copy of this Agreement with the U.S Securities and Exchange Commission. In such filing, Q Bio will use reasonable efforts to obtain confidential treatment of those portions of this Agreement that it deems as sensitive to BNI and Q Bio.

10.5    Press Releases. Notwithstanding any other provision of this Section, Q Bio and BNI may, with prior written consent of the other Party, issue press releases acknowledging that Q Bio and Q Bio Affiliates have licensed, with an option to acquire, the BNI Assets, provided that the terms of this Agreement are not disclosed. Each Party agrees to the issuance of the proposed press release attached as Exhibit 10.5. Each Party may disclose any information in such press release (or any subsequent mutually agreed press release or other public announcement) without the additional consent of the other Party.

10.6    Disclosures of Terms to Certain Third Parties. Notwithstanding any other provision of this Section 10.6, Q Bio shall be entitled to disclose the existence of this Agreement and the amount of the payment to be made to any Third Party with which Q Bio has (or in the future may have) an agreement, arrangement, understanding, or relationship which permits Q Bio or the Third Party to seek payment or reimbursement, in whole or in part, of any portion of any of the payments to be made. Before disclosing any information related to this Agreement to such a Third Party, including but not limited to Q Bio customers and suppliers meeting the foregoing description, Q Bio shall obtain agreement from the Third Party that the disclosure shall be on a confidential basis and that the disclosed information shall not be provided to anyone outside of the Third Party, other than its outside legal counsel. Q Bio is a company that has a class of securities registered under the Securities Exchange Act of 1934, and as such, it is required to file a copy of this contract with the U.S. Securities and Exchange Commission (although such copy may be in redacted for if confidential treatment is granted).

10.7    Limitation of Liability. Except for a breach of Section 10 (Confidentiality), neither Party shall be liable to the other Party, its employees, directors, shareholders, agents for any indirect or consequential, incidental, punitive or special, damages (including but not limited to damages for business interruption or for personal injury) arising out of or in connection with this Agreement, even if the other Party has been advised of the possibility of such damages. To the extent either Party is liable to the other Party for any claims arising out of or in connection with this Agreement, such liability shall be limited to the greater of (a) the amounts owed or paid by Q Bio pursuant to Sections 3.2, 3.3, and 3.5 and (b) $**** Million.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 22

11.        Notices.

Any notice required under this Agreement to be sent by either Party shall be given in writing by means of a letter or facsimile directed:

If to Q Bio:

Q BioMed Inc.
c/o Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Ave.
New York, N.Y. 10022
Attn:           Denis Corin
Email: dcorin@qbiomed.com

With a copy to:

Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Ave.
New York, N.Y. 10022
Attn:           William Rosenstadt
Email: wsr@sovrlaw.com

If to BNI:

Bio-Nucleonics, Inc.
2295 NW Corporate Boulevard
Suite 131
Boca Raton, FL 33431
Attn: Mr. Colm King

With a copy to:

Jones Day LLP
World Brickell Plaza
600 Brickell Avenue
Suite 3300
Miami, Florida 33131
Attn: Mr. Edgar Asebey
Email: easebey@jonesday.com

or such other address as may have been specified in writing by either Party to the other. Notice shall be conclusively deemed to have been duly given (a) when hand delivered to another Party; (b) when sent by email, with receipt confirmation, to the address set forth above if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; or (c) the next business day after deposit with an international overnight courier service, postage prepaid, addressed to the applicable Party as set forth above with next business day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 23

12.        No Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective Affiliates, successors and assigns. This Agreement shall not be assignable by either Party, in whole or in part to any Third Party (subject to Q Bio’s termination rights under Section 13), except that either Party may assign or transfer this Agreement, without consent, to (a) an Affiliate or subsidiary company of that Party or (b) a successor to such Party’s business to which this Agreement relates through any merger, consolidation or reorganization; provided in each case that the entity to whom this Agreement is assigned agrees in writing to be bound by the terms and conditions hereof and that the assignor remains liable for any breach of this Agreement by the assignee or any subsequent assignee.

13.        Independent Contractors.

The Parties are and intend to remain independent contractors. Nothing in this Agreement shall be construed as an agency, business combination, joint venture or partnership between the Parties.

14.        Applicable Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard or reference to its conflicts of law rules or principles.  Any dispute between the Parties in connection with this Agreement (including any question regarding its existence, validity or termination) shall be submitted exclusively to the federal and state courts located in New York County, New York.  Each party hereto submits to the jurisdiction of the courts located in New York County, New York. In the event of litigation between the parties in regards to this Agreement, the successful party in terms of such litigation will be entitled to reimbursement of its reasonable legal fees and litigation specific disbursements.

15.        Miscellaneous

15.1    Force Majeure. If for reasons of Force Majeure, as hereinafter defined, any Party fails to comply with its obligations hereunder other than the payment of money, such failure shall not constitute breach of contract, provided, however, that such Party shall give the other Party prompt written notice of the failure to perform and the reason therefor and uses its reasonable efforts to limit the resulting delay in its performance. For the purpose of this Section, “Force Majeure” shall mean acts of God; war; civil commotion; destruction of production facilities or materials; fire, earthquake or storm; labor disturbances or strikes; failure of public utilities or common carriers and any other similar causes beyond the reasonable control of any party.

15.2    Severability. If any of the provisions of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such finding shall not invalidate the remainder of this Agreement which shall remain in full force and effect as if the provision(s) determined to be invalid or unenforceable had not been a part of this Agreement. In the event of such finding of invalidity or unenforceability, the Parties will endeavor to substitute forthwith the invalid, or unenforceable provision(s) by such effective provision(s) as will most closely correspond with the original intention of the provision(s) so voided.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 24

15.3    Entire Understanding. This Agreement and any attachments hereto constitute a single, integrated written contract expressing the entire agreement of the Parties with respect to the subject matter hereof and shall not be modified, supplemented, or repealed except by a writing signed by each of the Parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party, except as specifically set forth in this Agreement. All prior discussions, written communications, agreements and negotiations with respect to the subject matter hereof have been merged and integrated into and are superseded by this Agreement. Specifically, with respect to the subject matter hereof, this Agreement supersedes that certain Letter Of Intent, dated September 15, 2016 between the Parties.

15.4    Waiver. No waiver by any of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement by any other Party shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. Neither the failure nor the delay of either Party to enforce any provision of, or right or remedy under, this Agreement shall constitute a waiver of such provision, right or remedy or of the right of each Party to enforce each and every provision of this Agreement. Any waiver of this Agreement must be in writing.

15.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each executed counterpart may be delivered by way of facsimile and e-mail communication.

15.6    Headings. The headings and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

15.7           Dollars.  All references in this Agreement to “$” or “dollars” are to U.S. dollars.

16.        Specific Performance.

The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit 10.1, 25

AS WITNESS, the Parties have caused this Patent and Technology License and Purchase Option Agreement to be signed on the date first written above.

Q BIOMED INC.

______________________
Name:
Title:

BIO-NUCLEONICS INC.

______________________
Name:
Title:

Exhibit 10.1, 26